Exhibit 5.1
June 24, 2011
LyondellBasell Industries N.V.
Lyondell Chemical Company
1221 McKinney Street, Suite 700
Houston, Texas 77010

Re:	Registration Statement on Form S-1
Ladies and Gentlemen:
     I am Deputy General Counsel of Lyondell Chemical Company, a Delaware corporation (the “Company”), and in that capacity, I, or lawyers under my supervision, have acted as counsel to the Company in connection with the registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, for the registration of the resale by certain holders thereof of (i) up to $602,833,016 aggregate principal amount of the Company’s 11% Senior Secured Notes due 2018 (the “Notes”), and (ii) the guarantees of the Notes by LyondellBasell Industries N.V. (“LyondellBasell”) and each of the Guarantors listed in the Registration Statement (collectively, the “Guarantees”). The Notes were issued under an Indenture, dated as of April 30, 2010, between the Company, LyondellBasell and Wells Fargo Bank, National Association, as Trustee (the “Indenture”).
     In connection with rendering this opinion, I, or lawyers under my supervision, have participated in the preparation of the Registration Statement and have examined and relied on originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company, LyondellBasell and the Subsidiary Guarantors and such other instruments and other certificates of public officials, officers and representatives of the Company, LyondellBasell and the Subsidiary Guarantors and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
     In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Notes in global form conform to the form thereof that we have reviewed and have been duly authenticated in accordance with the terms of the Indenture.

LyondellBasell Industries N.V.
Lyondell Chemical Company
June 24, 2011

     Based upon the foregoing, having regard for such legal considerations as I deem relevant, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:
     1. The Notes are the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.
     2. Each of the Guarantees is the valid and binding obligation of the relevant Guarantor, enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.
     I render no opinion herein as to matters involving the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, the laws of the State of Texas and of the United States of America, to the extent applicable and as currently in effect. For purposes of my opinions I have assumed that the laws governing the Indenture, the Notes and the Guarantees are the same as the laws of the State of Texas.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part of the Registration Statement and any supplement or supplements to such prospectus. By the giving of such consent, I do not admit that I am an expert with respect to any part of the Registration Statement, or otherwise, within the meaning of the Rules and Regulations of the Commission.

Very truly yours,
/s/ Gerald A. O’Brien
Gerald A. O’Brien
Deputy General Counsel